Therapeutic Solutions International Signs Letter of Intent to License Adult Stem Cell Therapy for Treatment of Chronic Traumatic Encephalopathy to WCTE, Inc., a Wes Chandler Company

Company Started by NFL Star Aims to Cure Devastating Concussion Associated Condition using Regenerative Medicine

NEWS PROVIDED BY Therapeutic Solutions International, Inc. Dec 16, 2019, 09:00 ET

OCEANSIDE, California, Dec. 16, 2019 /PRNewswire/ -- Therapeutic Solutions International, Inc. (OTC Markets: TSOI), announces today the signing of a Letter of Intent to license exclusive rights to a patented [1] adult stem cell for treatment of chronic traumatic encephalopathy (CTE) and traumatic brain injury (TBI) within the field of sports and athletics.

The stem cell is unique in that it possesses features of mesenchymal stem cells, however, it outperforms mesenchymal cells in terms of a) enhanced growth factor production; b) augmented ability to secrete exosomes; and c) superior angiogenic and neurogenic ability [2].

Chronic Traumatic Encephalopathy (CTE) is caused by repetitive concussive/sub-concussive hits to the head sustained over a period of years and is often found in football players. The condition is characterized by memory loss, impulsive/erratic behavior, impaired judgment, aggression, depression, and dementia. In many patients with CTE, it is anatomically characterized by brain atrophy, reduced mass of frontal and temporal cortices, and medial temporal lobe.

"Back in the summer of 2018 Wes Chandler introduced myself and our team to the terrible condition known as CTE and we have worked with Wes and his team ever since on numerous levels to develop a strategy for combatting CTE and Traumatic Brain Injury (TBI)," said Timothy Dixon, President, and CEO of TSOI. "Many of our recent developments within the field of CTE and TBI was a direct result of the leadership provided by Wes so we could fully appreciate the devastation this injury causes and develop our products to that end. We are honored deeply today to engage with Wes Chandler on this timely and mission-critical program."

"The advantage of the stem cell we are licensing is that it has already been utilized in clinical trials intravenously and possesses an excellent safety record," said Wes Chandler, CEO of WCTE, Inc. "Through working with our team of internationally renowned scientists, we are confident in filing an Investigational New Drug (IND) application with the FDA for Chronic Traumatic Encephalopathy within the First Quarter of 2020  This will position us to provide not just prophylactic approaches to this terrible condition, but begin the process of developing a treatment that has a shot of actually reversing brain damage."

In a recent article published by Alexi Cohen in the Boston Harold titled "CTE risk, severity increases with years playing football, study shows" Ms. Cohen stated in part that, "The risk and severity of developing the life-altering disease, chronic traumatic encephalopathy, increases with the number of years playing football according to a new study that researchers say affirms a strong relationship between football and CTE.

"We have sufficient data now to say that we are very confident that this relationship that we are finding is not due to chance, it's a clear relationship," said Dr. Jesse Mez, lead author on the study and director of the Boston University Alzheimer's Disease Center. The risk of developing CTE increased by 30% for each year of playing football, the data out of the Boston University CTE Center showed.

Among those who already had CTE, the odds of developing a severe form of the disease increased by 14% for each additional year of football played. The study examined the brains of 223 deceased amateur and professional football players with CTE and 43 without the disease. All of the samples underwent a complete neuropathological evaluation. Mez said he hopes the findings lead others to make "thoughtful decisions about play" and understand the risks involved in tackle football.

"I would not let my kids play football given these results," said Mez. Men who played football for more than 14.5 years were 10 times more likely to develop CTE than those who played fewer, according to the report published in Annals of Neurology on October 7, 2019 [3].

About Therapeutic Solutions International, Inc.

Therapeutic Solutions International is focused on immune modulation for the treatment of several specific diseases. Immune modulation refers to the ability to upregulate (make more active) or downregulate (make less active) one's immune system. The Company's corporate website is at www.therapeuticsolutionsint.com and our e-commerce is at www.youcanordernow.com and for additional info on NanoStilbene visit www.mynanostilbene.com.

About WCTE, Inc.

The Company was formed because of the urgent unmet need to treat amateur and professional athletes suffering from Chronic Traumatic Encephalopathy, who have sacrificed their health and their lives for popular entertainment.  Now that they need our help, it is our responsibility to be there for them. The Company has the vision of identifying, integrating and incorporating the latest technologies in order to provide a fighting chance for patients.

These statements have not been evaluated by the Food and Drug Administration. These products are not intended to diagnose, treat, cure, or prevent any disease.

[1] https://patents.google.com/patent/US9803176?oq=9803176

[2] https://www.ncbi.nlm.nih.gov/pubmed/23057960

[3] https://onlinelibrary.wiley.com/doi/10.1002/ana.25611

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Therapeutic Solutions International, Inc.

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SOURCE Therapeutic Solutions International, Inc.